SECURITIES PURCHASED PURSUANT TO RULE 10f-3
MORGAN GRENFELL FIXED INCOME FUND
APRIL - JUNE, 1999
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					Security Purchased		Comparison Security			Comparison Security
Issuer				TRW Inc.				Delphi Auto Systems Corp.		Borg Warner Automotive

Underwriters			Morgan Stanley, JP Morgan, 	Merrill, Morgan Stanley, Chase,	Merrill, Morgan Stanley,
					Bank of America, Salomon 	Goldman, BancOne, BNP, Blaylock,	BofA, Chase, First
					Smith Barney, Chase, 		CIBC Oppenheimer, Credit Lyonnais	Chicago
					Barclays Securities,
					Goldman Sachs, DB
					Securities, BancOne,
					McDonald Investments,
					Inc., Blaylock, Dresdner,
					RBC Dominion Securities

Years of continuous
operation, including
predecessors			> 3 years				> 3 years					> 3 years

Security				TRW 7.125%, 6/1/09		DPH 6.5%, 5/1/09				BWA 6.5%, 2/15/09

Is the affiliate a
manager or co-manager
of offering?			co-manager				no						no

Name of underwriter or
dealer from which
purchased				Morgan Stanley			n/a						n/a

Firm commitment
underwriting?			yes					yes						yes

Trade date/Date
of Offering				5/26/1999				4/28/1999					2/17/1999

Total dollar amount of
offering sold to QIBs		$750,000,000			n/a						n/a

Total dollar amount of
any concurrent public
offering				$1,650,000,000			$500,000,000				$200,000,000

Total 				$2,400,000,000			$500,000,000				$200,000,000


Public offering price		99.052				99.393					99.064

Price paid if other than
public offering price		same					n/a						n/a

Underwriting spread or
commission				0.45%					0.45%						0.65%

Rating				BBB/Baa1				BBB/Baa2					BBB+/Baa2

Current yield			7.26%					7.21%						7.16%

Total par value
purchased				$20,000,000				n/a						n/a

$ amount of purchase		$19,810,400				n/a						n/a

% of offering purchased
by fund				0.80%					n/a						n/a

% of offering purchased
by associated funds		0.00%					n/a						n/a

Total					0.80%					n/a						n/a
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